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                                                                      EXHIBIT 99

                                 PRESS RELEASE

SOURCE: The Ackerley Group
        Co-President Denis Curley to Retire From The Ackerley Group

               Chris Ackerley Named President

SEATTLE, July 24 /PRNewswire/ -- The Ackerley Group announced today the retirement of Denis Curley, Co-President and Chief Operating Officer, after more than 15 years at the company. Chris Ackerley has been appointed President of The Ackerley Group.

Denis Curley, who has served in the Office of the President as Co-President since 1997, announced his retirement effective August 13, 2001. During his tenure, Curley has held a number of roles at The Ackerley Group including Chief Financial Officer and Chief Operating Officer. In 1999, he initiated The Ackerley Group's Digital CentralCasting(TM) strategy, making The Ackerley Group the first media company in the nation to initiate broadcasting from a central location to remote locations.

"Denis was an important leader in the development and growth of our broadcasting segments," continued Barry Ackerley. "He helped to make our company a technology leader in broadcasting. While we will miss his daily support and leadership, we wish him well as he embarks upon a wonderful new chapter in his life."

Moving forward, Curley will continue to provide assistance to The Ackerley Group as a consultant and will serve on the company's board of directors.

"Chris Ackerley, who has served ably as Co-President for the past 18 months, will now take on the title of President," said Barry Ackerley, Chairman and CEO, The Ackerley Group. "This move marks the emergence of a new generation of leadership for our company. Chris has taken his knowledge of the company to entirely new levels and has served as a highly effective advocate and champion of our company among many important audiences, including our investors, our communities and our employees."

Chris Ackerley has spent the past eight years in a number of leadership roles at The Ackerley Group. Since February 2000, he has served as Co-President and a member of the board of directors where he has been instrumental in identifying operational opportunities in all divisions of the company, as well as assessing and pursuing strategic business partnerships and potential acquisitions. In 2001, Ackerley directed the negotiations and successful sale of the Sonics and the WNBA team, the Seattle Storm. Prior to that, Ackerley served as the company's Executive Vice President of Operations and Development. During this time, the company achieved many major milestones, including moving from the American Stock Exchange to the New York Stock Exchange, conducting a successful secondary stock offering, expanding its Outdoor Media and Television segments and selling AK Media/FL to Clear Channel Communications, Inc. for $300 million.


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The Ackerley Group is one of the nation's most innovative media and entertainment companies and holds a diversified group of market-leading outdoor, broadcasting and interactive media assets. The Ackerley Group operates the nation's fourth-largest outdoor media company with preeminent positions in Massachusetts, Washington and Oregon. The Ackerley Group owns or operates under management agreements 18 television stations making it one of the nation's 30 largest television owners reaching 6.3 percent of U.S. television households. The radio broadcasting segment includes the No. 1 hit-music and No. 1 sports talk stations in the nation's 13th-largest media market. Through its Interactive Media segment, the company operates a series of local portals connecting its television viewers with the Internet to bring them the latest in local and national news. The company's venture arm, Ackerley Ventures, strategically invests in technologies that enhance the company's core operations. For more information, visit The Ackerley Group Web site at www.ackerley.com.


CONTACT: Christina Prather of MWW/Savitt, +1-206-689-8505, or analyst, Michael Lendener of MWW Group, +1-212-704-9727, both for The Ackerley Group; or Dan Evans of The Ackerley Group, +1-206-624-2888.